Exhibit 10.1
LOAN AGREEMENT

This Agreement dated as of December 10, 2008, is between BANK OF AMERICA, N.A., a national banking association (the "Bank") and KEY TECHNOLOGY, INC., an Oregon corporation (the "Borrower").

1.	FACILITY NO. 1: REVOLVING LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the "Facility No. 1 Commitment") is Ten Million and No/ Dollars ($10,000,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)           The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess tothe Bank upon the Bank's demand.

1.2	Availability Period.

The line of credit is available between the date of this Agreement and December 1, 2009, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

1.3           Repayment Terms.

(a)	The Borrower will pay interest on February 2, 2009, and then on the first day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)
The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank's Prime Rate minus one and three-quarter (-1.75%) percentage points.

(b)
The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.5	Optional Interest Rate.

(a)
Instead of the interest rate based on the rate stated in Paragraph 1.4 entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower.  The optional interest rate shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion."  The following optional interest rate is available:  The interest rate is a rate per year equal to the BBA LIBOR Rate (Adjusted Periodically) plus one (1.0%) percentage point.

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(b)
The interest rate will be adjusted on any day of the month (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)
The BBA LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

(d)
Each prepayment of an amount bearing interest at the rate provided by this paragraph, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below.  A "prepayment" is a payment of an amount on a date other than an Adjustment Date.

(e)
The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the amount prepaid or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.  For purposes of this paragraph, the Bank shall be deemed to have funded each prepaid amount by a matching deposit or other borrowing in the applicable interbank market, whether or not the amount was in fact so funded.

1.6	Letters of Credit.

(a)
During the availability period, at the request of the Borrower, the Bank will issue standby letters of credit with a maximum maturity not to extend more than 365 days beyond the Facility No. 1 Expiration Date.

(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Six Million and No/100 Dollars ($6,000,000.00).

(c)
In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The Borrower agrees:

(i)
Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.  The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)
The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

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(iv)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(v)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.	FACILITY NO. 2: VARIABLE RATE TERM LOAN AMOUNT AND TERMS

2.1	Loan Amount.

The Bank agrees to provide a term loan to the Borrower in the amount of Six Million Four Hundred Thousand and No/100 Dollars ($6,400,000.00) (the "Facility No. 2 Commitment").

2.2	Availability Period.

The loan is available in one disbursement from the Bank between the date of this Agreement and December 23, 2008, unless the Borrower is in default.

2.3	Repayment Terms.

(a)
The Borrower will repay principal and interest in equal combined installments beginning on February 2, 2009, and on the first day of each month thereafter, and ending on January 2, 2024 (the “Repayment Period”).  Each installment shall be in an amount sufficient to fully amortize principal and interest over the Repayment Period, based on the assumption that the interest rate would remain unchanged.  In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.  Each installment, when paid, will be applied first to the payment of interest accrued.  The amount of interest due, and the portion of each installment which is applied to interest, will change from time to time if there are changes in the applicable interest rate.  The balance, if any, of each installment will be applied to the repayment of principal.  If the accrued interest owing exceeds the amount of any installment, the Borrower will pay the excess in addition to the installment.  The excess accrued interest will be paid on the due date of the installment.

(b)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Rate (Adjusted Periodically) plus one and four-tenths (1.4%) percentage points.

(b)
The interest rate will be adjusted on the first day of each month (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)
The BBA LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

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(d)
Each prepayment of an amount bearing interest at the rate provided by this paragraph, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below.  A "prepayment" is a payment of an amount on a date other than an Adjustment Date.

(e)
The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including the break-funding or contract breakage fees and costs for any LIBOR contracts.  The Borrower shall also pay any customary administrative fees, if any, charged by the Bank in connection with the foregoing.

3.	FEES AND EXPENSES

3.1	Fees.

(a)	Facility No. 1 Loan Fee. The Borrower agrees to pay a loan fee in the amount of Five Thousand and No/100 Dollars ($5,000.00) for Facility 1. This fee is due on the date of this Agreement.

(b)	Facility No. 2 Loan Fee. The Borrower agrees to pay a loan fee in the amount of Twenty-Four Thousand and No/100 Dollars ($24,000.00) for Facility 2. This fee is due on the date of this Agreement.

(c)
Unused Commitment Fee.  The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be calculated at one-eighth of one (0.125%) percent per year.  This fee is due on the final day of the availability period.

(d)
Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(e)
Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(f)
Fee for Late Financial Statements.  The Borrower agrees to pay a late fee of Five Hundred and No/100 Dollars ($500.00) if any of the financial information required by this Agreement is not provided to the Bank within the time limits provided in this Agreement. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(g)	Letters of Credit Fee. Letters of credit fees shall be payable in advance and will be equal to, on a per annum basis, one (1.00%) percent of the face amount of the letters of credit.

3.2	Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3	Reimbursement Costs.

(a)
The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

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(b)
The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require.  The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	COLLATERAL

4.1	Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under Facility No. 1 under this Agreement.  The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof).  All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.  Personal property collateral to exclude the Borrower's European assets securing the Borrower's Abn Amro bank guarantee facility.

 (a)           Equipment and fixtures owned by Borrower.

(b)           Inventory owned by Borrower.

(c)           Receivables owned by Borrower.

4.2	Real Property.

(a)
The Borrower's obligations to the Bank under Facility No. 2 under this Agreement will be secured by a lien covering the following real property owned by Borrower:  150 Avery Street, Walla Walla, WA 99362 (the “Real Property”).  The Bank's lien will be evidenced by a Deed of Trust (the “Deed of Trust”) executed by Borrower in favor of Bank.  The Deed of Trust covering the Real Property securing Facility No. 2 contains provisions that, under certain conditions, give the Bank the right to declare the Facility No. 2 Commitment immediately due and payable.

(b)
The Bank may require an appraisal or inspections for infestation, structural soundness, environmental hazards, ground stability or other matters relating to the condition of the real property, as required elsewhere in this Agreement or as separately communicated to the Borrower.  The Bank's decisions on whether to approve or deny the Borrower's request for credit, or to require or not require appraisals or inspections, should not be relied upon by the Borrower or any other party to determine the fair market value of the property or the condition of the property.  The Bank assumes no liability for the accuracy of any appraisal or inspection and makes no warranty of any kind about the condition or value of the property.  The Borrower and any other party should consult with appropriate professionals for an assessment of the value and condition of the property.

5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1	Disbursements and Payments.

(a)
Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)
The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

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(c)
For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit.  If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)
Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount").  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.  If the Billed Amount differs from the actual amount due on the Due Date (the "Accrued Amount"), the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

5.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the Authorized Individuals.

(b)
Advances will be deposited in and repayments will be withdrawn from account number 485005354897 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)
The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

5.3	Direct Debit.

The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number 485005354897 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account").

5.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

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5.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

6.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1	Authorizations.

If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents.

If required by the Bank, a copy of the Borrower's organizational documents.

6.3	Security Agreement.

Signed original security agreement covering the personal property collateral which the Bank requires.

6.4	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.  All title documents for motor vehicles which are part of the collateral must show the Bank's interest.

6.5	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

6.6	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

6.7	Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

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6.8	Environmental Information.

An environmental site assessment prepared by a qualified third party consultant approved by the Bank concerning any potential toxic or hazardous condition with respect to the real property collateral, together with a certification signed by the Borrower regarding the environmental information provided to the Bank.

6.9            Environmental Indemnification.

An Environmental Indemnity Agreement executed by the Borrower.

6.10	Deed of Trust.

Signed and acknowledged original Deed of Trust, as required by the Bank, encumbering the real property collateral.

6.11	Title Insurance.

An ALTA lender's title insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for at least Six Million Four Hundred Thousand and No/100 Dollars ($6,400,000.00), insuring the Bank's interest in the real property collateral, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.

6.12	Other Required Documentation.

Any other items that the Bank reasonably requires.

7.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

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7.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).  If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

7.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

8.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1	Use of Proceeds.

To use the proceeds of Facility Nos. 1 and 2 only for working capital, general corporate purposes, and purchase of real property.

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8.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)
Copies of the Form 10-K Annual Report and Form 10-Q Quarterly Report for Borrower within one hundred-twenty (120) after the date of filing with the Securities and Exchange Commission for the Annual Report and forty-five (45) days after the date of filing with the Securities and Exchange Commission for the Quarterly Report.

(b)
Within forty-five (45) days of the filing of the Form 10-K and  each 10-Q, as the case may be, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(c)
Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

8.3	Working Capital.

To maintain on a consolidated basis current assets in excess of current liabilities of at least Ten Million and No/100 Dollars ($10,000,000.00), measured quarterly.

8.4	Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 3.50:1.0, measured quarterly.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

“EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges.  EBITDA will not include any positive or negative mark-to-market adjustments from derivatives, futures or otherwise, including gains or losses from foreign exchanges.  This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

8.5	Basic Fixed Charge Coverage Ratio.

To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.25:1.0, measured quarterly.

"Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus the sum of taxes and dividends, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations.

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"EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges.  EBITDA will not include any positive or negative mark-to-market adjustments from derivatives, futures or otherwise, including gains or losses from foreign exchanges.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period.  The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

8.6	Capital Expenditures.

Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than Ten Million and No/100 Dollars ($10,000,000.00) in any single fiscal year on a consolidated basis.  The purchase of the Real Property will not be included in this calculation.

8.7	Intentionally Omitted.

 8.8            Intentionally Omitted.

8.9	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities (“Indebtedness”) or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent.  This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.
(b)	Endorsing negotiable instruments received in the usual course of business.
(c)	Obtaining surety bonds in the usual course of business.
(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.
(e)	Additional Indebtedness and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.
(f)
Additional Indebtedness and lease obligations for business purposes which, together with the debts permitted under subparagraphs (a)-(e), above, so long as such aggregate Indebtedness, obligations and/or liabilities outstanding at any one time do not exceed Borrower’s then available working capital in excess of the minimum required working capital of Ten Million and No/100 Dollars ($10,000,000.00).

(g)	Borrower's Euro Abn Amro Bank debt in the amount of Two Million Five Hundred Thousand Euros (2,500,000).
(h)           Existing operating leases approved by Bank.
(i)	New operating leases so long as the obligations thereunder do not exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate.

8.10	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement.

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8.11	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

8.12	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(d)	The buy back of up to 750,000 shares in Borrower as authorized under any current or future stock repurchase plan approved in writing by Borrower’s board of directors.

8.13	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)           Extensions of credit that do not exceed an aggregate amount of                                                                                                                     One Million and No/100 Dollars($1,000,000.00) outstanding at any one time.

8.14	Additional Negative Covenants.

Not to, without the Bank's written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

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(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower's present business.

(d)	Liquidate or dissolve the Borrower's business.

(e)	Voluntarily suspend its business for more than ten (10) days in any three hundred sixty-five (365) day period.

Notwithstanding subparagraphs (a) and (b), above, Borrower may enter into mergers and acquisitions without the Bank’s prior written consent so long as (i) the aggregate amounts of the same do not exceed the lesser of (Y) Fifteen Million and No/100 Dollars ($15,000,000.00) in any single calendar year, or (Z) Fifty Million and No/100 Dollars ($50,000,000.00) in the aggregate, and (ii) Borrower is in compliance, and pro-forma compliance post merger, with the covenants contained in this Agreement.

8.15	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any lawsuit over One Million and No/100 Dollars ($1,000,000.00) against the Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower's or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)
Any change in the Borrower's or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(f)
Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of One Million and No/100 Dollars ($1,000,000.00) in the aggregate.

For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

8.16	Insurance.

(a)
General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.  Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)
Insurance Covering Collateral.  To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be in an amount acceptable to the Bank.  The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.  Notwithstanding the foregoing, Bank is not currently requiring windstorm or hurricane coverage.  However, Borrower agrees to provide such coverages required by the Bank’s internal insurance group so long as such coverages are, at such time, commercially reasonable and available.  This provision shall prevail over any conflicting provisions, if any, in the other loan documents.

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(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.17	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business.  The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

8.18	ERISA Plans.

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.19	Books and Records.

To maintain adequate books and records.

8.20	Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.21	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.22	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.23	Flood and Other Insurance.

If any improved real property collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will be required to maintain flood insurance on the real property and on any tangible personal property collateral located on the real property.  In addition, the Borrower shall maintain such other insurance as the Bank may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.  Notwithstanding the foregoing, Bank is not currently requiring earthquake or terrorism coverage.  However, Borrower agrees to provide such coverages required by the Bank’s internal insurance group so long as such coverages are, at such time, commercially reasonable and available.  This provision shall prevail over any conflicting provisions, if any, in the other loan documents.

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8.24	Inspections and Appraisals of Real Property.

To allow the Bank and its agents to visit the real property collateral at any reasonable time for the purpose of inspecting the real property and conducting appraisals, and deliver to the Bank any financial or other information concerning the real property as the Bank may request.

8.25	Use or Leasing of the Real Property Collateral.

To occupy the Real Property collateral for the conduct of its regular business.  Borrower will not change its intended use of the Real Property without the Bank's prior written approval.  If the Real Property is leased to an affiliate, the lease will be fully subordinated to the Bank's lien.  All terms, covenants, representations, and provisions of this Agreement which pertain or apply to the Borrower will pertain or apply to an affiliate in addition to, or in lieu of, the Borrower, as the context may require

8.26	Indemnity Regarding Use of Real Property.

To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank's counsel) arising out of or resulting from the construction of any improvements on the real property collateral, or the ownership, operation, or use of the real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise.  The Borrower's obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property collateral or any part of it by foreclosure or any other means.

9.              HAZARDOUS SUBSTANCES - REAL PROPERTY SECURITY

9.1            Indemnity Regarding Hazardous Substances.

The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank's counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)           Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the Real Property collateral securing this Agreement, or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)           Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance.  This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower's property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower's own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment.  In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower.  The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower's obligations to the Bank under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings.

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9.2            Representation and Warranty Regarding Hazardous Substances.

Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Real Property.  Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except (a) for hazardous substances in de minimis amounts not in violation of any Environmental Laws (as hereinafter defined), or (b) as the Borrower has disclosed to the Bank in writing.

9.3            Compliance Regarding Hazardous Substances.

The Borrower has complied, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances ("Environmental Laws").  The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property.  The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

9.4            Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes (a) there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property,  except for hazardous substances in de minimis amounts not in violation of any Environmental Laws,  or (b) that the Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

9.5            Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Real Property.  The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing, and upon such reimbursement the Bank shall provide the Borrower with a copy of all reports and supporting documentation relating to such investigation and testing.  The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Real Property and the personal property collateral.  The Bank is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement.  No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report") (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness).  In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure.  The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment.  The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

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9.6             Definition of Hazardous Substance.

"Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

10.	DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

10.2	Other Bank Agreements.

Any non-monetary default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank, and is not cured within ten (10) days of the occurrence of the default.

10.3	Cross-default.

Any non-monetary default occurs under any agreement in connection with any Indebtedness the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed, and is not cured within ten (10) days of the occurrence of the default.

10.4	False Information.

The Borrower or any Obligor has given the Bank materially false or misleading information or representations.

10.5	Bankruptcy.

The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

10.6	Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

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10.7	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.8	Lawsuits.

Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in an aggregate amount of One Million and No/100 Dollars ($1,000,000,00) or more in excess of any insurance coverage.  Notwithstanding the foregoing such lawsuit(s) shall not constitute a default or event of default unless or until (a) either of the loans described herein is otherwise in default, (b) Borrower fails to keep Bank apprised of the status of the lawsuit(s), and/or (c)  Bank reasonably determines that the lawsuit(s) may, with the passage of time, create a default.

10.9	Judgments.

Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million and No/100 Dollars ($1,000,000.00) or more in excess of any insurance coverage, and the same remains unsatisfied for thirty (30) days or more without being promptly appealed by Borrower or Obligor, as the case may be.

10.10         Material Adverse Change.

Bank reasonably determines that a material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank reasonably determines that it is insecure for any other reason.

10.11         Government Action.

Any government authority takes action that the Bank reasonably believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

10.12         Default under Related Documents.

Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

10.13         ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

10.14	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

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11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Washington.  To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

11.3	Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4	Dispute Resolution Provision.

This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)
This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim").  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act").  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of any arbitration service agreed upon in writing by both Borrower and Bank or in the absence of such written agreement, then the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.  All references herein made to “AAA” shall mean the alternative arbitration service if one is so agreed upon in writing by both Bank and Borrower.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

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(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)
Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

11.5	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

11.6	Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

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11.7	Set-Off.

(a)
In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank.  The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)
The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law.  The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)
For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank.  “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

11.8	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.9	Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower's obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

21      Loan Agreement

11.10	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.11	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.12	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.13	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.,                                                                           KEY TECHNOLGY, INC.
a national banking association                                                                       an Oregon corporation

By:_____________________                                                                      By:  /s/ David M. Camp

Its:______________________                                                                    Its:  President and Chief Executive Officer

Address where notices to                                                                                Address where notices to
the Bank are to be sent:                                                                                    the Borrower are to be sent:
Bank of America, N.A.                                                                                      150 Avery Street
1075 Main Street, 2nd Floor                                                                              Walla Walla, Washington 99362
Waltham, MA 02451

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered.  Please read the notice carefully.

USA PATRIOT ACT NOTICE
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

22     Loan Agreement